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                           PROSPECTUS SUPPLEMENT NO. 4
                                       TO
                          PROSPECTUS DATED MAY 22, 1996

                             [WESTERN WIRELESS LOGO]

                          WESTERN WIRELESS CORPORATION
                              CLASS A COMMON STOCK
                            (NO PAR VALUE PER SHARE)



      SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS DATED MAY 22, 1996 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

   The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "WWCA."



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



      This Prospectus Supplement, together with the Prospectus dated May 22, 1996, as amended and supplemented from time to time, has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the shares of Class A Common Stock related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as principal or agent in such transactions. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.




            The date of this Prospectus Supplement is April 24, 1997.
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      This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated May 22, 1996 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1 thereto dated August 14, 1996 ("Prospectus Supplement No. 1"), Prospectus Supplement No. 2 thereto dated November 14, 1996 ("Prospectus Supplement No. 2") and Prospectus Supplement No. 3 thereto dated March 31, 1997 ("Prospectus Supplement No. 3"), with respect to the Class A Common Stock. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

      On August 14, 1996, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 1.

      On November 14, 1996, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 2.

      On March 31, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-K, a copy of which is attached to Prospectus Supplement No. 3.

      On April 24, 1997, the Company announced, pursuant to a press release, a copy of which is attached hereto and deemed to be a part hereof, that it had executed definitive agreements with Triad Cellular Corporation and affiliated entities ("Triad") whereby the Company will acquire all of Triad's cellular properties and certain related assets.
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FOR FURTHER INFORMATION CONTACT:
Investment Community:                           Media:
Ken Prussing                                    John Snyder
Western Wireless Corporation                    Kaufer Miller Communications
(206) 313-7803                                  (206) 450-9965
Ken.Prussing@wwireless.com                      JohnS@kmcomm.com
                                                www.kmcomm.inter.net


          WESTERN WIRELESS ANNOUNCES THE ACQUISITION OF TRIAD CELLULAR


      ISSAQUAH, Wash. (April 24, 1997) -- Western Wireless Corporation (NASDAQ:
WWCA), a leading provider of cellular and personal communications services
(PCS), announced today that it has executed definitive agreements with Menlo Park, California based Triad Cellular Corporation and affiliated entities (Triad) whereby Western Wireless will acquire all of Triad's cellular properties and certain related assets. Western Wireless will acquire 12 Rural Service Area
(RSA) licenses covering approximately one million persons in Texas, Oklahoma, Utah and Minnesota. These markets served 50,900 subscribers as of March 31, 1997. Triad will receive from Western Wireless $184.8 million in cash (subject to closing adjustments) and 1.6 million shares of Western Wireless Class A Common Stock.

      "The acquisition of these cellular markets enhances our already strong presence in the western United States," said John W. Stanton, chairman and chief executive officer of Western Wireless. "These cellular properties are contiguous to existing Western Wireless cellular markets and allow us to expand coverage areas to our wireless subscribers. These markets complement our strategy of using cellular technology for rural areas and PCS technology for urban areas."

      Consummation of the transaction is subject to regulatory approvals. Western Wireless expects the closing of the transaction to occur in the fourth quarter of 1997.

      Western Wireless will acquire Triad cellular RSAs in Oklahoma, Texas, Utah and Minnesota. The markets being acquired are : Oklahoma 7, 8; Texas 1, 2, 4 and 5; Utah 3, 4 and 6; and Minnesota 7, 8 and 9. Among the related assets being acquired are technical systems in all of the markets and certain and overlapping PCS licenses.
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      Triad is majority owned by the Boston based venture capital group
Media/Communications Partners.

      Based in Issaquah, Wash., Western Wireless Corporation is a leading provider of wireless communication services in the western United States. It currently offers cellular service marketed under the Cellular One(R) name in 15 western states and provides PCS services marketed under the VoiceStream(R) name in six U.S. metropolitan markets. Western Wireless recently purchased PCS licenses for 100 new markets through the Federal Communications Commission's D and E block auctions, and an additional seven markets in the F block auction through its partnership with Cook Inlet PCS. As a result, Western Wireless' combined cellular and PCS licenses, along with its investment in Cook Inlet PCS, cover 59 percent of the land in the continental United States.

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